Exhibit 10.2

LP 22822400.6 \ 43915-138481

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXLCUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LITIGATION FUNDING AGREEMENT

Date: September 4, 2023

(1)	BENCH WALK 23P, L.P.
(2)	SILVER BULL RESOURCES, INC.

THIS LITIGATION FUNDING AGREEMENT is dated September 4, 2023 (this Agreement)

BETWEEN:

(1)	Bench Walk 23p, L.P., a Delaware limited partnership with a principal place of business at 123 Justison Street, 7th Floor, Wilmington, DE 19801, USA (the Funder); and
(2)	Silver Bull Resources, Inc., a United States company incorporated under the laws of Nevada, with its principal executive offices at 777 Dunsmuir Street, Suite 1605, Vancouver, British Columbia, Canada V7Y 1K4 (the Claimant).
1.	DEFINITIONS
1.1	The defined terms and rules of interpretation in Schedules 1 and 2 apply to this Agreement.
1.2	All determinations under the Transaction Documents will be made by the Funder acting in good faith except where expressly stipulated otherwise and those determinations will be binding absent manifest or proven error.
2.	AGREEMENT TO FUND
2.1	Not more than once per month, the Solicitor may issue to the Funder a draw down request in writing in the amount of:
(a)	the Disbursements;
(b)	the proportion of the Legal Costs that the parties have agreed in the Budget will be paid current by the Funder, rather than being contingent on success; and
(c)	any premium for Insurance that the Funder has agreed to pay
2.2	Not more than once per quarter, the Claimant may issue to the Funder a draw down request in writing for the Working Capital in the amount of up to USD 200,000, subject to a maximum in aggregate of the Working Capital Limit.
2.3	If the Conditions Precedent are all satisfied at that time the Funder will, within 30 calendar days of a request under clause 2.1 or clause 2.2, pay into the Solicitor’s Client Account or the Claimant’s Account, as appropriate, amounts properly requested under that clause.
2.4	If the Funder believes that any amount for which a draw down is requested has not been reasonably incurred the Funder may decline to fund the disputed amount for a period of 20 business days. During that period the Funder must instruct an independent, appropriately-qualified solicitor or barrister to determine whether the relevant amount was reasonably incurred. The Solicitor will be entitled to make representations to the reviewing solicitor or barrister. The decision of that solicitor or barrister will be binding on both parties and his costs will be paid by the Funder and, if the Funder was correct, treated as legal fees incurred by it in connection with the Transaction Documents.
3	PROCEEDS
3.1	Without prejudice to any other right of the Funder to receive payment under this Agreement or otherwise, if any Proceeds are received by the Solicitor or the Claimant or any connected party, they will be applied as provided for in the Priorities Agreement.

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3.2	If any amount is not paid when due to the Funder under the Transaction Documents, interest will accrue on that amount at the Funder’s reasonably anticipated return on equity as at the date of signing, which is [***]% per annum.
4	ADDITIONAL FUNDING
4.1	The Claimant will notify the Funder promptly if:
(a)	the Budget is materially less, for any period or in total, than the Solicitor’s reasonable estimation of the costs that will actually be required;
(b)	it expects that there will be an Appeal; or
(c)	it expects that there will be a Related Claim,

and the Funder will then have the option, in its absolute discretion, to provide any additional funding required. Unless otherwise agreed in writing, that additional funding will be on the same terms, mutatis mutandis, as this Agreement but with an increase of [***]% to each of the numbers in the “Profit Share” column set out in relevant table in the definition of “Profit Share” for each [***]% increase in the Commitment Amount. If the Funder exercises that option the Budget and the Commitment Amount (and any other relevant terms of this Agreement) will be automatically deemed amended to reflect that exercise.

4.2	If the Funder does not elect to provide additional funding under clause 4.1, the original Budget will continue to apply to this Agreement.
4.3	Without prejudice to any other rights of the Funder and notwithstanding that the Funder has no contractual obligation to do any of the following, if the Funder either:
(a)	provides (or pays any third party to provide) any security for costs in connection with the Claim; or
(b)	pays any Adverse Costs in connection with the Claim; or
(c)	pays, or advances money to the Solicitor to pay, any Disbursements or Legal Costs that when added to the Outstanding Principal Amount, exceed the Commitment Amount in circumstances where the Funder reasonably determines that, if those amounts were not paid, the merits of the Claim might be materially impaired,

Then the following will apply:

(i)	the value of the security provided or the amount paid by the Funder, as applicable, will be added to the Outstanding Principal Amount and the Commitment Amount; and
(ii)	there will be a pro rata increase in each of the numbers in the column entitled “% of Proceeds” of the table in the definition of “Profit Share”; and
(iii)	in the case of assets posted by the Funder as security, if those assets or equivalent assets or value, are released from the security requirements, the Claimant will procure that those assets be paid immediately to the Funder and will not be subject to the waterfall or any other order of priorities.

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5.	REPRESENTATIONS AND WARRANTIES
5.1	The Claimant represents and warrants on a continuing basis that:
5.1.1	it is duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation; it has the power and has obtained all necessary authority and consents to bring the Claim and to execute and perform its obligations under the Transaction Documents and all documents relating to the Claim; and it is, and expects to remain, solvent and able to pay its debts as they fall due;
5.1.2	it has disclosed to the Funder all information of which it is aware after reasonable enquiry (including all material advice received) that it believes is relevant to the Funder’s evaluation of the risk of this Agreement and the Claim and all information provided to the Funder or its representatives in connection with the Transaction Documents or the Claim is, to the best of the Claimant’s knowledge, true, complete and not misleading;
5.1.3	except as disclosed in writing to the Funder prior to signing no person has any security interest or quasi security interest nor any other right to receive payments from the Claim or the Proceeds that are not subordinated to the Funder’s entitlements under the Transaction Documents;
5.1.4	prior to signing it has taken such legal and other advice on the terms of the Transaction Documents as it deems necessary and it believes the Transaction Documents are in its best interests and of significant commercial value and it has not relied on the Funder or any of the Funder’s affiliates or representatives in deciding whether or not to enter into any Transaction Documents or in deciding whether or not to take any action in respect of the Claim;
5.1.5	each of the Transaction Documents is legal, valid, binding and enforceable in accordance with its stated terms and remains in full force and effect; and
5.1.6	all representations and warranties given under the Insurance remain true.
5.2	The Funder represents and warrants on a continuing basis that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; it has the power and has obtained all necessary authority and consents to execute and perform its obligations under this Agreement.
6.	COVENANTS
6.1	The Claimant covenants that it will:
6.1.1	not take or, to the extent within its control, permit any other person to take any action that might reasonably be expected to result in a misrepresentation or other breach of any term of the Transaction Documents;
6.1.2	if so required by the Funder, acting reasonably, maintain ATE insurance coverage sufficient to meet any reasonable Adverse Costs liability that may be awarded if the Claim is lost at trial; comply with the terms of each Insurance and inform the Funder of any material correspondence with the insurer or reinsurer under that Insurance;
6.1.3	provide the Irrevocable Instructions to the Solicitor and procure that the Solicitor provide to the Funder the Solicitor’s Undertaking and, by the 5th calendar day of each month, the Monthly Report;
6.1.4	promptly share with the Funder any legal opinion obtained in connection with the Claim and promptly inform the Funder of any significant developments in the Claim including any material adverse change in the prospects of success or recovery and, upon the Claimant’s (or the Solicitor’s) becoming aware of any such material adverse change, immediately cease further drawings under this Agreement and, if moneys have previously been advanced to the Solicitor’s Client Account or the Claimants Client Account under this Agreement, return to the Funder any remaining portion of those moneys;

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6.1.5	comply, and procure that the Solicitor and counsel comply, with any applicable pre-action protocol, CPR, any relevant pre-conditions to commencing arbitration and any order/direction of a court or arbitral tribunal;
6.1.6	take and follow the legal advice of the Solicitor and counsel at all times (or obtain the consent of the Funder to depart from any such advice), including whether to make or accept any offer to settle the Claim and provide the Solicitor and counsel with such information and support as they may require to pursue the Claim to the best of their abilities;
6.1.7	at the request of the Funder from time to time and at the Funder’s cost obtain an updated opinion from counsel on the merits of the Claim;
6.1.8	provide, or arrange with any insurer or other relevant party to provide, at the Claimant’s cost, adequate security for costs in accordance with the terms of any court order or tribunal direction in the Claim including, without limitation, any such order made against the Funder or any entity directly or indirectly related to the Funder;
6.1.9	if the Funder or any related entity posts, or has arranged for a third party on its behalf to post, any security for costs at any time the Claimants will, within 30 calendar days, replace any such security with adequate security provided at the Claimants’ own cost;
6.1.10	excluding equity financings by the Claimant, not take any funding from any other person in respect of the Claim or take any action that might result in the subordination of the Funder’s rights under the Transaction Documents without the consent of the Funder, in its absolute discretion;
6.1.11	procure that all Proceeds in the form of cash be paid to the Solicitor’s Client Account and hold, or procure that the Solicitor hold, any Proceeds (whether or not in cash) on trust for the Funder until all amounts due under all the Transaction Documents have been paid in full; and
6.1.12	not, without the prior written consent of the Funder, institute or join any legal proceedings that arise out of substantially the same facts as the Claim or that may otherwise materially impact any part of the Claim.
6.2	The Funder covenants that it will:
6.2.1	not take any steps that could reasonably be expected to cause the Solicitor, or any other representative of the Claimant in the Claim, to act in breach of its professional duties; and
6.2.2	not seek to influence the Solicitor, or any other representative of the Claimant, to cede control or conduct of the Claim to the Funder.

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7.	CONFIDENTIALITY AND PRIVILEGE
7.1	Each Party agrees to keep the Confidential Information confidential except that a party may disclose Confidential Information where that party is under a legal or regulatory obligation to do so, but only to the extent of that legal or regulatory obligation and only after notifying the other party of the fact of that disclosure.
7.2.	Any privileged information disclosed to the Funder is disclosed on the basis that the Funder has, or will have, a common interest in the pursuit and success of the Claim and for the dominant purpose of litigating the Claim and the Funder will use reasonable endeavours to preserve that privilege.
7.3	The Funder may disclose Confidential Information to its manager, professional advisors, service providers, auditors, insurers and actual or potential co-investors or hedge providers, in each case provided that those parties are bound by obligations to maintain privilege and preserve the confidentiality of those documents substantially on the same terms as the Funder.
8.	ADVERSE COSTS
8.1	Notwithstanding any other provision of any Transaction Document, the Funder will have no liability to pay, or to fund, any Adverse Costs or any security for costs and the Claimant indemnifies the Funder and its affiliates against any Adverse Costs order or order for security for costs or analogous tribunal or court direction made against the Funder or its affiliates and against any legal fees incurred by the Funder or its affiliates in enforcing this clause and/or in complying with that order or direction.
8.2	Where the court or tribunal in which the claim is to be heard customarily awards recovery of Adverse Costs to a successful party, the Claimant will use all reasonable endeavours to recover all amounts incurred in connection with the Claim.
9.	SOLICITOR
9.1	Nothing in any Transaction Document will permit the Funder to override any advice given by the Solicitor or to require the Claimant to conduct the Claim otherwise than in accordance with that advice.
9.2	The Claimant may not amend any material term of the Legal Costs Agreement without the prior written consent of the Funder, in its reasonable discretion.
9.3	Without prejudice to the Funder’s other rights under the Transaction Documents, the Claimant may instruct any solicitor or counsel it may choose provided that (a) the Claimant must first obtain the Funder’s consent to the proposed new solicitor or counsel and (b) if a new solicitor is instructed, the Claimant immediately provide a new set of Irrevocable Instructions to that new solicitor and procure that the new solicitor immediately provide a new Solicitor’s Undertaking to the Funder and adheres to the terms of the Priorities Agreement in the form required by the Funder.
10.	TERMINATION EVENTS
10.1	At any time after a Termination Event has occurred, the Funder may give written notice to the Claimant exercising its rights under this clause. Notification of a Termination Event will not preclude notice of a different Termination Event at any time, including after conclusion of the Claim (for example, but without limitation, if it transpires that material information has been withheld from the Funder in breach of this Agreement).
10.2	Upon delivery of a notice of exercise under this clause, without prejudice to any other rights the Funder may have under the Transaction Documents or by law:

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10.2.1	the Claimant shall, within 20 business days, put in place alternative arrangements to discharge any order for security for costs that has been satisfied by the Funder;
10.2.2	the Funder will be released from all further obligations under the Transaction Documents other than its obligation to maintain confidentiality and privilege in respect of Confidential Information;
10.2.3	if a Termination Event is notified under sub-clause (b) of that definition the Claimant will, within 10 business days, repay to the Funder the Outstanding Principal Amount plus interest at the Funder’s reasonably anticipated return on equity as at the date of signing, which is [***]% per annum;
10.2.4	the Claimant will (and will procure, that the Solicitor will) promptly return to the Funder any moneys advanced under the Funding Agreement that remain in the Solicitor’s client account or otherwise unspent; and
10.2.5	that exercise by the Funder will not affect any of its rights under the Transaction Documents, including its right to be paid the Outstanding Principal Amount and the Profit Share (after giving credit for any amounts received by the Funder under the immediately preceding sub-clause).
10.3	If the Termination Event is waived by the Funder or is cured during the period, if any, stipulated for that purpose in the definition of Termination Event, clause 10.2 will cease to apply in respect of the relevant Termination Event.

10.4	No failure to exercise or any delay in exercising any right, power or remedy under a Transaction Document shall operate as a waiver of such right, power or remedy or constitute an election to affirm any of the Transaction Documents.
11.	TAX GROSS-UP
11.1.	The Claimant shall make, and procure that each person acting on its behalf makes, all payments under the Transaction Documents without any Tax Deduction, unless a Tax Deduction is required by law.
11.2.	If a Tax Deduction is required by law to be made from any such payment the amount of the payment due shall be increased to an amount that (after making all Tax Deductions) leaves an amount equal to the payment which would have been due if no Tax Deductions had been required.
12	SECURITY AGREEMENT
12.1.	As security for the payment, performance and observance in full of all of the Secured Obligations, the Claimant hereby grants, assigns and pledges to the Funder, its successors, agents, designees and assigns, a continuing security interest in any and all right, title or interest of the Claimant in or to any and all of the following assets, rights and properties now owned or at any time hereafter acquired by the Claimant or in which the Claimant now has or at any time in the future may acquire any right, title or interest (collectively, the Collateral):

(a) the Proceeds;

(b) the Claim;

(c) all documents of title, chattel paper and instruments pertaining to the Claim, and a true and correct copy of the Claimant’s books, Records, files, correspondence, evidentiary materials and records pertaining to the Claim, all of which are stipulated as accurate by the Claimant;

(d) rights under any appeal bond or similar instrument posted by any of the defendants in the Claim; and

(e) to the extent not otherwise included, all proceeds (as defined in the UCC) of any and all of the foregoing.

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12.2	The Claimant acknowledges and agrees that the security interest of the Funder in the Collateral constitutes continuing collateral security for all of the Secured Obligations and shall remain in full force and effect until the Claimant has performed all of its obligations under the Transaction Documents in full, including payment of the Secured Obligations.
12.3	The Claimant hereby irrevocably authorizes the Funder at any time and from time to time to file in any filing office in any jurisdiction that the Funder deems advisable (a) any UCC financing statement, providing the name of the Claimant as debtor, the Funder or its designee as secured party and indicating the Collateral as collateral covered by the financing statement and (b) any other notice, filing or other document that the Funder deems necessary or advisable to perfect or protect the security interest or to maintain its first priority.
12.4	The Claimant represents and warrants to the Funder that:

(a)the Claimant has not acquired the Claim from any person;

(b)value has been given and the Claimant has the right, power and authority to grant to the Funder a security interest in the Collateral;

(c)the security interest granted by the Claimant pursuant to this Agreement constitutes a legal and valid security interest that is enforceable against the Collateral in which the Claimant now has rights and will create a security interest that is enforceable against the Collateral in which the Claimant hereafter acquires rights at the time the Claimant acquires any such rights. In respect of Collateral for which a security interest may be perfected by the filing of a financing statement at the applicable recording office (Financing Statement Collateral), upon such filing the Funder will have a perfected security interest in Financing Statement Collateral in which the Claimant now has rights, and will have a perfected security interest in Financing Statement Collateral in which the Claimant hereafter acquires rights at the time the Claimant acquires any such rights. The security interest of the Funder in Financing Statement Collateral is and shall be prior to any other Encumbrance on any such Financing Statement Collateral; and

(d)except as contemplated by this Agreement with respect to filings for the benefit of the Funder, the Claimant has not filed or consented to the filing of any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral.

12.5	So long as any of the Secured Obligations shall remain unpaid or unsatisfied, the Claimant shall:

(a)take such action and execute, acknowledge and deliver such agreements, instruments or other documents as the Funder may from time to time require in order (i) to perfect and protect or maintain the perfection of the security interest in the Collateral and (ii) to enable the Funder to enforce its rights in respect of the Collateral;

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(b)do all things reasonably necessary at the written request of the Funder so that the Funder will have a perfected first-priority security interest in any judgment obtained in the Claim and to establish the Funder’s priority in any judgment obtained in the Claim under applicable procedural law or court rules;

(c)ensure that the Funder has a first priority right and Encumbrance in and to the Proceeds; and

(d)not (i) assign or transfer any interest in the Collateral, (ii) make any sale, lease or other disposition of any of the Collateral, (iii) license any of the Collateral or (iv) grant or permit to exist any claims or Encumbrances (voluntary or involuntary) in or on the Collateral, other than Encumbrances in favor of the Funder.

12.6	If the Claimant fails to pay or perform any of the Secured Obligations when due to be paid or performed, the failure shall constitute a default under this Agreement for the purposes of Part 6 of Article 9 of the UCC, and the Funder shall have, in addition to all other rights and remedies granted to it in this Agreement and the other Transaction Documents, all rights and remedies of a secured party under the UCC and other applicable law.
12.7	The Claimant waives, to the fullest extent permitted by applicable law:

(a)except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, any duty of the Funder as to the preservation of any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral;

(b)any right to require the Funder to marshal any of the Collateral or other collateral or security for any of the Secured Obligations;

(c)any right to require the Funder (i) to proceed against any party, (ii) to exhaust any other collateral or security for any of the Secured Obligations, (iii) to pursue any remedy to the exclusion of any other remedy, or (iv) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and

(d)its rights, if any, under all provisions of applicable law that would in any manner limit, restrict or otherwise affect the Funder's rights and remedies hereunder or impose any additional obligations on the Funder or any receiver, manager or receiver and manager of the Collateral (or any part thereof) or the business and undertaking of the Claimant.

12.8	Upon any default by the Claimant, the Claimant hereby appoints the Funder as the Claimant’s attorney-in-fact to do all things in the Claimant’s name and on the Claimant’s behalf in connection with the Funder’s exercise of its rights and remedies under the Transaction Documents, including making any court filings required pursuant to clause 12.5(b). Such appointment and power of attorney is hereby declared by the Claimant to be an irrevocable power coupled with an interest. If this clause 12.8, or the application thereof, is or becomes invalid or unenforceable with respect to any circumstance, the application of this clause 12.8 to any other circumstance shall not be affected and shall remain valid and be enforceable to the full extent permitted by applicable law.

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13.	ASSIGNMENT
13.1	Save as provided by clause 13.2 below, the Funder may not assign any of its rights and transfer by novation any of its rights and obligations under the Transaction Documents to any person without providing the Claimant with 30 days’ prior notice and obtaining the Claimant’s consent, not to be unreasonably withheld.
13.2	The Funder may assign any of its rights and transfer by novation any of its rights and obligations under the Transaction Documents to any affiliate of the Funder or entity which is advised or managed by Bench Walk Advisors LLC without the consent of the Claimant or Solicitor, provided that the Funder shall give prior written notice to the Claimant of any such assignment.
13.3	The Claimant may not assign or transfer by novation any of its rights and obligations under the Transaction Documents.
14.	ARBITRATION AND GOVERNING LAW

14.1	Except as otherwise provided pursuant to the definition of UCC herein and in clause 12, the Transaction Documents and any non-contractual obligations out of or in relation to them are governed by the law of the State of New York.
14.2	Any dispute, claim or controversy arising out of or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including any determination regarding the scope or applicability of this Agreement to arbitrate, shall be determined by mandatory, final and binding arbitration and subject to the following:
(a)	the tribunal shall consist of one arbitrator, who is to be nominated by agreement of the parties (or by the American Arbitration Association (AAA) if the parties have not agreed a nomination within 10 business days of first notification of the dispute);
(b)	the seat, or legal place, of arbitration shall be New York;
(c)	the arbitrator shall be a practicing attorney licensed to practice law in the State of New York;
(d)	the language to be used in the arbitral proceedings shall be English;
(e)	the arbitration shall be administered by the AAA pursuant to AAA rules and procedures; and
(f)	the arbitrator shall have the discretion to award the prevailing party in such arbitration reimbursement from the other party of the prevailing party’s legal fees, costs and disbursements in connection with such arbitration.
14.3	The Claimant and the Funder each hereby waives any right to trial by jury of any claims, demand, action, or cause of action (i) arising under the Transaction Documents or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of the Transactions Documents or thereto in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.

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15.	MISCELLANEOUS

15.1	The Transaction Documents constitute the entire agreement and understanding between the Parties with respect to all matters referred to herein. If there is any conflict between the terms of this Agreement and any other agreement (including any other Transaction Document), this Agreement shall prevail.
15.2	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one agreement binding on all Parties. Copies of executed counterparts may be exchanged by email or other electronic transmission, and such an exchange shall constitute effective delivery by the Parties of their respective executed counterparts.
15.3	If, at any time, any provision of a Transaction Document is or becomes illegal, invalid, contrary to public policy or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity, compliance with public policy or enforceability of the remaining provisions nor the legality, validity, compliance with public policy or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The applicable Transaction Documents shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
15.4	The Claimant will execute any instruction, notice, registration or other additional document as the Funder may reasonably require from time to time to preserve or enforce its rights under the Transaction Documents.
15.5	The Claimant agrees not to do, or permit to be done, anything likely to deprive the Funder of any benefit for which the Funder has entered into the Transaction Documents.
15.6	The parties do not intend the transactions contemplated by this Agreement to constitute a loan and this Agreement does not create a debt instrument. The parties intend that, for United States federal, state, and local tax purposes, the transaction set forth in this Agreement shall be treated as a purchase and sale, and not as a debt instrument or as a partnership. To the maximum extent permitted by law, the payment of the Outstanding Principal Amount plus the Profit Share shall constitute a termination of this Agreement within the meaning of Section 1234A of the Code resulting in a sale or exchange of any assets created or transferred as a consequence of this Agreement.
15.7	The trust period for all trusts in the Transaction Documents will be 80 years.
15.8	The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights and remedies provided by law.

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15.9	Notices shall be made by letter or email at the address of each Party indicated below or at such other address as a Party may notify each other Party by not less than 5 Business Days’ notice:
Funder
Address:	c/o Bench Walk Advisors LLC 1 Bow Lane London, EC4M 9EE UK
and

123 Justison Street
Wilmington, DE 19801
USA

Attention:	Adrian Chopin; Stuart Grant
Email:	[***]
Claimant

Address: Suite 1605, 777 Dunsmuir Street

Vancouver, BC, V7Y 1K4

Canada

Attention:Timothy Barry

Email:tbarry@silverbullresources.com

Attention: Chris Richards

Email: crichards@silverbullresources.com

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SCHEDULE 1

KEY TERMS

Solicitor:	Boies Schiller Flexner (UK) LLP and any replacement or additional solicitor appointed by the Claimant in respect of the Claim.
Claim:

Claimant: Silver Bull Resources, Inc.

Respondent: The United Mexican States

The claim by the Claimant, and any related party, against the Respondent commenced by a Request for Arbitration dated 28 June 2023 for breaches of the North American Free Trade Agreement (“NAFTA”) by way of arbitration under the rules of The International Centre for Settlement of Investment Disputes, including the same if transferred to any jurisdiction or forums (arbitral, judicial or otherwise), together with (a) any and all claims, suits, causes of action, proceedings, and other rights relating to, or arising therefrom, (b) any and all appellate proceedings, proceedings on remand, and enforcement, ancillary, parallel or alternate dispute resolution proceedings and processes arising out of or related thereto, and (c) any additional cases, lawsuits, arbitration matters or other proceedings filed or initiated by or on behalf of the Claimant based upon the same or substantially similar claims.

Commitment Amount:	(a)USD 9.5 m; plus (b)any legal fees the Funder incurs in connection with the Transaction Documents or the Claim (including prior to signing).
Solicitor Client Account:	Bank: [***] Bank Address: [***] Sort Code: [***] Account: [***] SWIFT: [***] IBAN: [***]
Claimant Client Account:	Bank: [***] Bank Address: [***] Account: [***] IBAN: [***] SWIFT: [***]
Profit Share:	Subject to the Increased Risk and MFN provisions below, the amount set out in the appropriate column of the table below determined by reference to the date on which the Funder is paid in full all amounts due under the Transaction Documents:

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	Date on or prior to which Funder is paid in full	Profit Share (greater of two columns)
		Multiple of Outstanding Principal Amount	% of Proceeds
	[***]	[***]x	[***]%
	[***]	[***]x	[***]%
	[***]	[***]x	[***]%
	[***]	2.5x	30%
Increased Risk	Without prejudice to any other rights of the Funder, if [***], the Profit Share in each of the two columns above will be [***]. This provision will apply again every time [***](but not more than once every [***] days).
MFN:	Without prejudice to any other rights of the Funder, if the Claimant takes funding from any other person in respect of the Claim without the prior written consent of the Funder and if that funding is, in the commercially reasonable opinion of the Funder, on more favourable pricing (or other) terms than this Agreement, this Agreement shall be automatically modified to include those more favourable pricing or other terms.

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SCHEDULE 2

DEFINED TERMS

Adverse Costs means any costs that a court or tribunal directs one party to pay another party pursuant to an adverse costs order.

Appeal means an appeal or a judgment or award in respect of any aspect of the Claim, whether or not by the Claimant.

Budget means the budget and timetable for the Claim as agreed by the Funder on or prior to closing.

Conditions Precedent means each of the following:

(a)	that no Termination Event has occurred;
(b)	that no event has occurred that, with the giving of notice or the passage of time, would constitute a Termination Event;
(c)	that the Transaction Documents are valid and enforceable and remain in full force and effect;
(d)	in respect of any drawing request, that the requested amount, if drawn in full, would not result in either (i) total drawn amounts for that stage of the Claim exceeding 110% of the amounts provided for in the Budget for that stage of the Claim or (ii) the Outstanding Principal Amount’s exceeding the Commitment Amount after subtracting from the Commitment Amount an allowance for future expected drawings in accordance with the Budget;
(e)	final disposition of the Claim whether by trial, judgment, settlement or other final disposition has not occurred; and
(f)	the Funder shall have received evidence, in form and substance satisfactory to the Funder in its sole discretion, that the Funder has a valid priority security interest in all of the Proceeds and other Collateral set forth in clause 12, including but not limited to granting the Funder the authorization to file a UCC-1 financing statement and any other applicable filings with respect to such security interest.

Confidential Information means all information and documents that are received by a Party, in whatever form and that:

(a)	relate to the Claim and that are clearly identified as confidential or are by their nature or the circumstances of their receipt generally regarded as confidential;
(b)	relate to the existence or terms of the Transaction Documents or the Solicitor’s retainer and / or the negotiations relating to them;
(c)	relate to each other Party and that Party’s affiliates and/or representatives (including, without limitation, information relating to the business, operations, structure, technology and/or finances of each other Party and that Party’s affiliates and/or representatives and any intellectual property of each other Party and that Party’s affiliates and/or representatives).

but excluding anything that:

(i)	is, or becomes, generally available to the public (other than as a result of disclosure by the receiving party in breach of this Agreement); or

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(ii)	is, or becomes, available to the receiving party on a non-confidential basis from any person who, to the best of the receiving party’s knowledge after due enquiry, is not bound by a confidentiality agreement with the disclosing party, or otherwise prohibited from disclosing the information to the receiving party; or
(iii)	was lawfully in the possession of the receiving party before the information was disclosed to it by the disclosing party; or
(iv)	is developed by or for the receiving party, independently of the information disclosed by the disclosing party.

Disbursements means all disbursements incurred by, or on behalf of, the Claimants or the Solicitor in connection with the Claim but only to the extent that those amounts have been incurred reasonably and in accordance with the Budget and the terms of the Transaction Documents.

Encumbrance means any mortgage, pledge, lien, security or ownership interest, charge, hypothecation, or other encumbrance, option agreement, transfer, set-off right, counterclaim, security or subordination arrangement, or other similar interest or arrangement of any kind.

Insurance means each litigation costs insurance policy relating to the Claim and entered into by the Claimant, or any person on its behalf, on or after the date of this Agreement.

Irrevocable Instructions means irrevocable instructions substantially in the form of Schedule 3 Part 1.

Legal Costs means the Solicitor’s time costs that it has invoiced in connection with the Claim, calculated in accordance with the Solicitor’s hourly rates set out in its retainer but only to the extent that those amounts have been incurred reasonably and in accordance with the Budget and the terms of the Transaction Documents.

Legal Costs Agreement means the Solicitor’s retainer, CFA, DBA and/or other agreements under which the Solicitor agrees to represent each of the Claimants in respect of the Claim and/or is entitled to receive fees in connection with the Claim. For the purposes of the Transaction Documents, all references will be deemed to include all such agreements with any actual or potential claimant in respect of the Claim, notwithstanding the use of the singular.

Monthly Report means a report substantially in the form of Schedule 4 or such other form as the Funder may reasonably require from time to time.

Outstanding Principal Amount means (a) any amounts advanced by the Funder under this Agreement (for the avoidance of doubt, including Working Capital and any amount to cover Insurance premium for security for costs plus (b) any legal fees the Funder incurs in connection with the Transaction Documents or the Claim (including prior to signing). The Outstanding Principal Amount will be reduced by each repayment actually received by the Funder under this Agreement that is stipulated to be so applied.

Priorities Agreement means the priorities agreement relating to the Claim and dated on or about the date of this Agreement.

Proceeds means any receipt of money, financial gain or non-monetary value by the Claimant or the Solicitor or a related party from a respondent or related party or from an insurer in each case in connection with the Claim or with any claim arising out of substantially the same facts and against the same respondent (or any related party). Proceeds will include, without limitation, any recovery from the respondent or a related party of the Solicitor’s time costs or disbursements and any payment under an Insurance policy. Where Proceeds are in a form other than cash, the Funder will determine the present value of the relevant thing in a commercially reasonable manner for the purposes of calculating the Profit Share due to the Funder.

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Reasonable Offer means an offer to settle all or any material part of the Claim on terms that:

(a)	the Solicitor or counsel recommends be accepted;
(b)	the Solicitor or counsel confirms it would recommend be accepted but for any costs payable to the Funder and/or any insurer under the Transaction Documents;
(c)	the Solicitor or counsel, when asked by the Funder whether it can provide a confirmation under (a) or (b) above, declines to provide a response within 5 business days; or
(d)	an experienced barrister or solicitor instructed by the Funder for this purpose confirms he would recommend be accepted if he were acting for the claimant in the Claim or that he would so recommend but for any costs payable to the Funder and/or any insurer under the Transaction Documents.

Records shall have the meaning assigned to such term in the UCC.

Related Claim means any proceedings involving the Claimants and deriving from the Claim or arising out of substantially the same facts as the Claim.

Secured Obligations means, collectively: (a) the prompt payment by the Claimant, as and when due, of the Outstanding Principal Amount plus the Profit Share (plus any other amounts due and payable to the Funder pursuant to the Transaction Documents) to the Funder, and the due performance by the Claimant of all of its obligations in respect of the Transaction Documents, (b) all other debts, liabilities, obligations, covenants and duties of the Claimant owing to the Funder now or hereafter existing, whether direct or indirect, absolute or contingent or due or to become due, arising under or in connection with the Transaction Documents or any of the transactions contemplated thereby and including any interest due thereon and all fees, costs and expenses incurred by the Funder in connection therewith; (c) all debts, liabilities, obligations, covenants and duties of the Claimant to pay or reimburse the Funder for all expenses, including attorneys’ fees, incurred by the Funder in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under the Transaction Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (d) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against the Claimant of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming the Claimant as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Solicitor’s Undertaking means a letter from the Solicitor substantially in the form of Schedule 3 Part 2.

Tax means any tax, duty, contribution, impost, withholding, levy or other charge or withholding of a similar nature (including use, sales and value added taxes), whether domestic or foreign, and any fine, penalty, surcharge or interest in connection therewith.

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Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Transaction Document.

Termination Event means either of the following:

(a)	the Funder is not satisfied as to the merits of the Claim or believes the Claim is not commercially viable, in each case as determined in good faith but otherwise in its sole discretion; or
(b)	the Claimant or the Solicitor has made a misrepresentation or is otherwise in breach of any term of any Transaction Document and that misrepresentation or other breach is not reasonably capable of remedy or has not been remedied to the satisfaction of the Funder within 10 Business Days of that party’s becoming aware of the breach or the Claimant, or any of its agents or employees, is the subject of a formal finding by a relevant tribunal of dishonesty or corrupt practices in connection with the events giving rise to the Claim; or
(c)	any of the Conditions Precedent have not been satisfied.

Transaction Documents means this Agreement, the Priorities Agreement, the Irrevocable Instructions, the Solicitor’s Undertaking, the Legal Costs Agreement, each Insurance and any other ancillary or related document stipulated by the Funder from time to time.

UCC means the Uniform Commercial Code as in effect on the date hereof in the State of New York or, in relation to the perfection or priority of a security interest, the Uniform Commercial Code that governs under the choice of law rules applicable to questions of perfection or priority.

Working Capital means amounts required to fund the reasonably incurred day-to-day operating expenses of the Claimant.

Working Capital Limit means USD 2.3m, provided that, if [***], the Working Capital Limit will increase by USD 1.4m (or such lower amount as may be stipulated in the Budget to be reserved to pay [***]).

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SCHEDULE 3

PART 1: FORM OF IRREVOCABLE INSTRUCTIONS

[ON CLAIMANT’S HEADED PAPER]

[NAME AND ADDRESS OF SOLICITOR]

Dear Sir,

[NAME OF CLAIM]

We refer to the funding agreement we have entered with Bench Walk 23p, L.P. in respect of the claim referenced above. Terms used in this letter have the same meanings as in that funding agreement.

We hereby irrevocably instruct and authorise you:

1.	to take such steps as may be necessary or desirable to give effect to the Transaction Documents including acting as our agent to discharge our obligations to the extent within your reasonable control;
2.	to keep the Funder reasonably informed about developments in the Claim (including any actual or threatened termination or modification of your retainer, any failure by us to follow your advice and any actual or threatened misrepresentation or other breach by us of the terms of the Funding Agreement) and to provide the Funder with the Monthly Report each month and, immediately upon your becoming aware of any material adverse change in the prospects of success or recovery in the Claim, to cease further drawings and promptly to return to the Funder any portion of the moneys advanced under the Funding Agreement that remains in your client account;
3.	to inform the Funder promptly of the receipt of any funds that would arguably be part of the Proceeds and to direct, to the extent within your control, that all Proceeds be paid into your client account;
4.	to hold any Proceeds paid to you on trust for the Funder and any other person entitled to payment in accordance with the terms of the Funding Agreement and the Priorities Agreement;
5.	promptly to apply all Proceeds received by you or your bank in accordance with the order of priorities stipulated in the Priorities Agreement;
6.	to notify the Funder immediately in writing if your representation of us terminates or changes in a material way, including but not limited to any actual or proposed modification of your retainer, CFA, DBA or other fee agreement; and
7.	to disregard any subsequent instructions from us that conflict with these instructions and/or with our or your obligations under the Funding Agreement.

These Irrevocable Instructions may be amended only in writing and with the prior express, written consent of the Funder.

Yours faithfully,

..............................................

For and on behalf of the Claimant

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SCHEDULE 3

PART 2: FORM OF ACKNOWLEDGEMENT

[ON SOLICITOR’S HEADED PAPER]

Bench Walk 23p, L.P.

Dear Sir

[NAME OF CLAIM]

We refer to the funding agreement you have entered in respect of the claim referenced above. Terms used in this letter have the same meanings as in that funding agreement.

We act for the Claimants in the Claim. In consideration of the benefit we receive from your agreeing to enter into the Funding Agreement, we provide you with this letter and acknowledge that you will rely on it.

We confirm:

(a)	we have provided every material piece of advice that we or counsel have given in connection with the Claim and all other information that would reasonably be relevant to the Funder’s assessment of the merits of the Claim or the likelihood of recovery;
(b)	the information we have provided to the Funder and its representatives is, to the best of our knowledge and belief after appropriate enquiry, true, complete and not misleading; and
(c)	our opinion is that the Claimant is more likely to win than not.

We undertake to you:

(a)	to direct, to the extent within our control, that all Proceeds be paid into our client account;
(b)	to hold any Proceeds paid to us, or our bank, on trust for the Funder and any other person entitled to payment in accordance with the terms of the Funding Agreement and the Priorities Agreement;
(c)	promptly to apply all Proceeds in accordance with the order of priorities stipulated in the Priorities Agreement;
(d)	to comply with the terms of the Irrevocable Instructions;
(e)	to inform you immediately if we believe that the confirmations given above were untrue when given or cease to be true at any later time; and
(f)	not to amend any material term of our retainer, CFA, DBA or other fee agreement without your prior written consent and not to enforce our rights to receive payment of any amounts in connection with the Claim except in accordance with the Priorities Agreement.

Yours faithfully,

..............................................

For and on behalf of the Solicitor

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SCHEDULE 4

PRO FORMA MONTHLY UPDATE REPORT

Name of Claim / Case:
Date of report:
Name of solicitor making report:
Key events or features of the Claim that have occurred or changed since the last report:
Key steps Claimant and/or Solicitor expect to occur in the next three months
Any change in Solicitor’s or counsel’s assessment of the merits or recoverability of the Claim or other risks under the Funding Agreement since last report
Any change in Budget or expected timetable

Signed ……………………………………………..

Dated ……………………………………………..

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LFA EXECUTION PAGE

This Agreement has been signed on the date stated at the beginning of this Agreement.

FUNDER

Signed for and on behalf of BENCH WALK 23P, L.P.:

By:/s/ Michael Leavitt

Name:Michael Leavitt

Title:Authorized Signatory

CLAIMANT

Signed for and on behalf of SILVER BULL RESOURCES, INC.:

By:/s/ Timothy Barry

Name:Timothy Barry

Title:President & CEO

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*****************************

CLOSING CHECKLIST:

FUNDING AGREEMENT

IRREVOCABLE INSTRUCTIONS

SOLICITOR’S UNDERTAKING

PRIORITIES AGREEMENT

LEGAL COSTS AGREEMENT

BUDGET

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